Exhibit 2.3

CONTRIBUTION AGREEMENT

DATED AS OF DECEMBER 4, 2012

BY AND AMONG

SILVER BAY REALTY TRUST CORP.,

a Maryland corporation

SILVER BAY OPERATING PARTNERSHIP L.P.,

a Delaware limited partnership

AND

THE CONTRIBUTORS

as set forth on Schedule 1 hereto

TABLE OF CONTENTS

(continued)

Schedule 1	Contributors

Schedule 2.01(b)(vi)	Opinion of Barnes & Thornburg LLP

Schedule 3.01(c)	Operating Partnership Subsidiaries

Schedule 4.11	Side Letters

Schedule 5.05	Additional Consideration

Exhibit A	LIST OF PARTICIPATING ENTITIES

Exhibit B	OPERATING PARTNERSHIP AGREEMENT

Exhibit C	MANAGEMENT AGREEMENT

Exhibit D	PROPERTY MANAGEMENT AND ACQUISITION SERVICES AGREEMENT

Exhibit E	INVESTOR LOCK-UP AGREEMENT

Exhibit F-1	REGISTRATION RIGHTS AGREEMENT FOR REIT SHARES ISSUED TO TWO HARBORS AND THE PRE-FORMATION PARTICIPANTS IN THE PROVIDENT ENTITIES

Exhibit F-2	REGISTRATION RIGHTS AGREEMENT FOR REIT SHARES TO BE ISSUED IN CONNECTION WITH REDEMPTION OF OP UNITS

Exhibit G	CHARTER AND BYLAWS OF THE REIT

Exhibit H	FORMATION TRANSACTION DOCUMENTATION

Exhibit I	AUTOMATED VALUATION MODEL

Exhibit J	REPRESENTATION, WARRANTY AND INDEMNIFICATION AGREEMENT

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made and entered into as of December 4, 2012 (this “Agreement”), by and among Silver Bay Operating Partnership L.P., a Delaware limited partnership (the “Operating Partnership”), Silver Bay Realty Trust Corp., a Maryland corporation (the “REIT”), the contributors whose names appear on Schedule 1 hereto (each a “Contributor” and, collectively, the “Contributors”) and, for purposes of Section 5.04, Polar Cactus II LLC (the “Contributed Entity”) and for purposes of Section 1.04, Section 5.07 and Section 6.15, Provident Real Estate Advisors, LLC (“Provident”) in its capacity as the managing member of the Contributed Entity.  Certain capitalized terms are defined in Section 6.02 of this Agreement.

RECITALS

WHEREAS, the REIT desires to consolidate the ownership of a portfolio of properties currently owned, directly or indirectly, by certain entities each as described on Exhibit A hereto;

WHEREAS, pursuant to this Agreement, concurrently with the completion of the IPO (as defined below), each Contributor shall contribute to the Operating Partnership or the REIT all of such Contributor’s interests (the “Contributed Interest”) in the Contributed Entity, and the Operating Partnership or the REIT shall acquire from each Contributor all of such Contributor’s right, title and interest as a holder of the Contributed Interests;

WHEREAS, concurrently with the execution of this Agreement, the REIT and the Operating Partnership will enter into a contribution agreement substantially identical to this Agreement with holders of interests in certain other Provident Entities (collectively with the Contributed Entity, the “Contribution Entities”) identified on Exhibit A hereto, pursuant to which, concurrently with the contributions described in the preceding paragraph, each such other contributor shall contribute to the Operating Partnership or the REIT all of such contributor’s interests in the applicable Contribution Entity, and the Operating Partnership or the REIT shall acquire from each such other contributor all of such other contributor’s right, title and interest as a holder of the interests in such Contribution Entities;

WHEREAS, concurrently with the execution of this Agreement, the REIT and the Operating Partnership will enter into a contribution agreement (the “Two Harbors Contribution Agreement”) with Two Harbors Operating Company LLC (“Two Harbors LLC”) pursuant to which, concurrently with the contributions described in the preceding paragraphs, Two Harbors LLC shall contribute to the REIT all of Two Harbors LLC’s interest in Two Harbors Property Investment LLC (“Two Harbors Property”), and the REIT shall acquire from Two Harbors LLC all of Two Harbors LLC’s right, title and interest as a holder of the interests in Two Harbors Property;

WHEREAS, concurrently with the execution of this Agreement, the REIT and the Operating Partnership will enter into agreements and plans of merger with each Provident Entity identified as a “Merger Entity” on Exhibit A (collectively, the “Merger Entities”), pursuant to which, concurrently with the contributions identified in the preceding paragraphs, a separate wholly owned Subsidiary of the Operating Partnership will merge with and into each Merger Entity;

WHEREAS, the Formation Transactions relate to the proposed initial public offering (the “IPO”) of the common stock, par value $0.01 per share, of the REIT (“REIT Shares”), under a Form S-11 Registration Statement initially filed on September 11, 2012 (File No. 333-183838), as the same may be amended from time to time (the “Registration Statement”), immediately following which the REIT will contribute the IPO proceeds to the Operating Partnership concurrently with the mergers and contributions described above and will elect to be taxed and operate as a real estate investment trust within the meaning of Section 856 of the Code, externally managed by PRCM Real Estate Advisers LLC; and

WHEREAS, all necessary approvals have been obtained by each of the REIT, the Operating Partnership, Operating Partnership and each Contributor to consummate the transactions contemplated herein and by the other Formation Transaction Documentation.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CONTRIBUTION

Section 1.01.                                         CONTRIBUTION TRANSACTION; ASSIGNMENT AND ASSUMPTION.

(a)           At the Closing (as defined below) and subject to the terms and conditions contained in this Agreement, each Contributor who has made a Valid Election to receive OP Units or cash hereby contributes, assigns, sets over, transfers, conveys and delivers to the Operating Partnership, absolutely and unconditionally and free and clear of all Liens (other than those arising under the Member Control Agreement), all of its right, title and interest in and to its Contributed Interests, including all rights to indemnification in favor of such Contributor under the Member Control Agreement; provided that the Operating Partnership accepts the assignment by such Contributor, agrees to be bound by the terms of the Member Control Agreement and undertakes, assumes and agrees punctually and faithfully to perform, pay or discharge when due and otherwise in accordance with its terms, all agreements, covenants, conditions, obligations and liabilities of such Contributor in the Contributed Entity with respect to such Contributor’s Contributed Interest on or after the Closing Date.

(b)           At the Closing (as defined below) and subject to the terms and conditions contained in this Agreement, each Contributor who has not made a Valid Election to receive OP Units or cash hereby contributes, assigns, sets over, transfers, conveys and delivers to the REIT, absolutely and unconditionally and free and clear of all Liens (other than those arising under the Member Control Agreement), all of its right, title and interest in and to its Contributed Interests, including all rights to indemnification in favor of such Contributor under the Member Control Agreement and immediately following such transfer, the REIT hereby contributes, assigns, sets over, transfers, conveys and delivers to the Operating Partnership, absolutely and unconditionally and free and clear of all Liens, all of its right, title and interest in and to the Contributed Interests; provided that the Operating Partnership accepts the assignment by the REIT, agrees to be bound by the terms of the Member Control Agreement and undertakes, assumes and agrees punctually and faithfully to perform, pay or discharge when due and otherwise in accordance with its terms, all agreements, covenants, conditions, obligations and liabilities of such Contributor in the Contributed Entity with respect to such Contributor’s Contributed Interest on or after the Closing Date.

(c)           In accordance with the terms of the Member Control Agreement, this Agreement shall serve as notice to managers and members, as the case may be, of the Contributed Entity of the transfer of each Contributor’s Contributed Interest, and such managers or members, as the case may be, of the Contributed Entity, to the extent applicable, consents to, and agrees and acknowledges that all requirements and conditions for such transfer and the admission of the Operating Partnership as a substituted member have been satisfied or otherwise waived.

(d)           All of the parties hereto agree that, as a result of the assignment and assumptions hereunder, for purposes of the Member Control Agreement, the Operating Partnership shall be a substituted member of the Contributed Entity.

Section 1.02.                                         CONSIDERATION.

(a)           Under and subject to the terms and conditions set forth herein, as the result of an irrevocable election indicated on an Election Form submitted by each Contributor, each Contributor is irrevocably bound to accept and entitled to receive, at the Closing in consideration for the Contributed Interests contributed pursuant to this Agreement, the cash, REIT Shares or common units of limited partnership of the Operating Partnership (“OP Units”) determined in accordance with Section 1.02(b).

(b)           At Closing, subject to the terms and conditions contained in this Agreement, in exchange for its Contributed Interests, each Contributor shall receive its Contribution Consideration in either cash, OP Units and/or REIT Shares as set forth herein.

Subject to Section 1.03, the amount of cash, number of OP Units and/or number of REIT Shares comprising the Contribution Consideration for each Contributed Interest shall be as follows:

(i)            Cash.  In the event such Contributor is not an Accredited Investor, but has made a Valid Election to receive cash, such Contributor shall receive from the Operating Partnership the Elected Cash Amount. In the event such Contributor is an Accredited Investor who has made a Valid Election to receive cash, such Contributor shall receive from the Operating Partnership the Elected Cash Amount; provided that to the extent the amount of cash that would be paid to Pre-Formation Participants in the Formation Transactions, as a result of electing to receive cash (including Valid Elections under this Agreement), exceeds the Maximum Cash Amount Available for Proration, such Contributor shall receive from as its Contribution Consideration its Pro-Rata Share in cash from the Operating Partnership and the balance of its Contribution Consideration from the REIT in a number of REIT Shares determined by subtracting from such Contributor’s Contribution Consideration the number of REIT Shares representing the quotient obtained by dividing the cash received by the IPO Price; provided further, that to the extent such distribution of REIT Shares to such Contributor would result in a violation of the restrictions on ownership and transfer set forth in Section 7.2.1 of the REIT’s charter (the “Ownership Limits”), such Contributor shall receive (x) the maximum number of REIT Shares that would not result in such a violation of the Ownership Limits, and (y) that number of OP Units equal to the remaining number of REIT Shares not distributed as a result of the application of the foregoing clause (x) unless the Board of Directors of the REIT excepts such Person from the Ownership Limits.

(ii)           OP Units.  In the event such Contributor has made a Valid Election to receive OP Units, such Contributor shall receive from the Operating Partnership the Elected OP Unit Amount; and

(iii)          REIT Shares.  In the event such Contributor has not made a Valid Election to receive cash or OP Units,  such Contributor shall receive from the REIT a number of REIT Shares equal to such Contributor’s Contribution Consideration; provided, that to the extent the payment in the form of REIT Shares to such Contributor would result in a violation of the Ownership Limits, such Contributor shall receive (x) the maximum number of REIT Shares that would not result in such a violation of the Ownership Limits, and (y) that number of OP Units equal to the remaining number of REIT Shares not received as a result of the application of the foregoing clause (x) unless the Board of Directors of the REIT excepts such Person from the Ownership Limits.

(c)           At the Closing, in exchange for contribution of the Contributed Interest from the REIT to the Operating Partnership as described in Section 1.01(b), the Operating Partnership shall issue to the REIT a number of OP Units equal to the number of REIT Shares issued by the REIT in exchange for such Contributed Interest.

(d)           At Closing, in the event that a Contributor receives OP Units in exchange for a Contributed Interest, it shall be admitted as a limited partner of the Operating Partnership.  By executing and delivering this Agreement, each Contributor agrees and accepts all of the terms and conditions of the Operating Partnership Agreement (as defined below) and shall be deemed to have executed and delivered a counterpart signature page to the Operating Partnership Agreement.

Section 1.03.                                         FRACTIONAL INTEREST.  No fractional OP Units or REIT Shares shall be issued pursuant to this Agreement.  All fractional OP Units that a Contributor would otherwise be entitled to receive as a result of its contribution and the other Formation Transactions shall be aggregated, and each Contributor shall receive the number of whole OP Units resulting from such aggregation and, in lieu of any fractional OP Unit resulting from such aggregation, an amount in cash determined by multiplying that fraction of an OP Unit to which such Contributor would otherwise have been entitled, by the IPO Price.  All fractional REIT Shares that a Contributor would otherwise be entitled to receive as a result of its contribution and the other Formation Transactions shall be aggregated, and such Contributor shall receive the number of whole REIT Shares resulting from such aggregation and, in lieu of any fractional REIT Share resulting from such aggregation, an amount in cash determined by multiplying that fraction of a REIT Shares to which such Contributor would otherwise have been entitled, by the IPO Price.  No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional OP Unit or REIT Share.

Section 1.04.                                         FURTHER ACTION.  If, at any time after the Closing, the Operating Partnership shall determine or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Operating Partnership the right, title or interest in or to a Contributed Interest or otherwise to carry out this Agreement, the Contributor of such Contributed Interest shall execute and deliver all such deeds, bills of sale, assignments and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in such Contributed Interests or otherwise to carry out this Agreement. At the Closing, Provident shall deliver or cause to be delivered to the Operating Partnership all the books and records of the Contributed Entity. At the request of the Operating Partnership, Provident shall promptly provide access to the representatives, agents and attorneys of the Operating Partnership to the books, records and related documents of Provident required or deemed necessary by the Contributed Entity, and shall use commercially reasonable efforts and cooperate fully with the Operating Partnership to effect this Section 1.04.

Section 1.05.                                         CALCULATION OF CONTRIBUTION CONSIDERATION.  As soon as practicable following the determination of the IPO Price and prior to the Closing, all calculations relating to the Contribution Consideration shall be performed in good faith by, or under the direction of, Provident and the parties hereby agree that, absent manifest error, such calculations shall be final and binding upon each Contributor.

ARTICLE II

CLOSING

Section 2.01.                                         CONDITIONS PRECEDENT.

(a)           Condition to Each Party’s Obligations.  The respective obligation of each party to effect the contributions contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(i)            Registration Statement.  The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the Securities and Exchange Commission (“SEC”) seeking a stop order.  This condition may not be waived by any party.

(ii)           No Injunction.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

(iii)          Operating Partnership Agreement.  The Operating Partnership Agreement, in substantially the form attached hereto as Exhibit B (with such changes as may be agreed to by the Operating Partnership, the REIT and Provident) shall have been executed and delivered by the partners of the Operating Partnership and shall be in full force and effect and, except as contemplated by Section 2.03 or the other Formation Transaction Documentation, shall not have been amended or modified.

(iv)          IPO Closing.  The closing of the IPO shall occur substantially concurrently with the Closing.

(v)           Consents, Etc.  All necessary consents and approvals of Governmental Authorities or third parties for each Contributor to consummate the transactions contemplated hereby shall have been obtained.

(vi)          Formation Transactions.  The Formation Transactions shall have been or shall simultaneously be consummated in accordance with the timing set forth in the respective Formation Transaction Documentation.

(vii)         Management Agreement.  The REIT shall have received a copy of the Management Agreement in substantially the form attached as Exhibit C (with such changes as may be agreed to by the Operating Partnership, the REIT and Provident) executed by the parties thereto.

(viii)        Property Management and Acquisition Services Agreement.  The Operating Partnership shall have received a copy of the Property Management and Acquisition Services Agreement in substantially the form attached as Exhibit D (with such changes as may be agreed to by the Operating Partnership, the REIT and Provident) executed by the parties thereto.

(b)           Conditions to Obligations of the REIT and the Operating Partnership.  The obligations of the REIT and the Operating Partnership are further subject to satisfaction of the following conditions (any of which may be waived by the REIT and the Operating Partnership in whole or in part):

(i)            Representations and Warranties.  Except as would not have a material adverse effect, the representations and warranties of each Contributor contained in this Agreement, as well as those of Provident contained in the Representation, Warranty and Indemnity Agreement, shall be true and correct in all material respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date) and the REIT and the Operating Partnership shall have received a certificate signed on behalf of Provident by an authorized Person that except as would not have a material adverse effect, the representations of Provident contained in the Representation, Warranty and Indemnity Agreement shall be true and correct in all respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as an earlier date, in which case it must be true and correct only as of that earlier date).

(ii)           Performance by each Contributor.  Each Contributor shall have performed each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and no Contributor shall have breached any of its covenants contained herein in any material respect. Provident shall have performed each of the agreements and covenants required by this Agreement and the Representation, Warranty and Indemnity Agreement to be performed or complied with by it on or prior to the Closing Date and the REIT and the Operating Partnership shall have received a certificate to that effect dated the Closing Date and signed on behalf of Provident by an authorized Person.

(iii)          No Material Adverse Change.  There shall have not occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Contributed Entity or the properties held by such Contributed Entity.

(iv)          Representation, Warranty and Indemnity Agreement.  Provident shall have entered into the Representation, Warranty and Indemnity Agreement.

(v)           Lock-Up Agreements.

(A)          Each of the Pre-Formation Participants that will receive REIT Shares in connection with the Formation Transactions shall have entered into the Investor Lock-Up Agreement substantially in the form attached as Exhibit E.

(B)          Each officer and director of the REIT named in the Registration Statement shall have entered into a Management Lock-Up Agreement providing for a 180-day lock-up period in a form acceptable to the REIT and Operating Partnership.

(C)          Irvin Kessler and each partner of Pine River Domestic Management L.P. who receives shares of the REIT in connection with the IPO or the Formation Transactions, whether directly, through a distribution by Two Harbors Investment Corp. (“Two Harbors”), or otherwise, shall have entered into the Extended Lock-Up Agreement providing for a one-year lock-up period in a form acceptable to the REIT and Operating Partnership.

(vi)          Opinion.  The REIT shall have received the opinion of Barnes & Thornburg LLP covering the matters set forth in Schedule 2.01(b)(vi).

(vii)         Termination of Provident Agreements with Manager.  Those certain Property Management Agreements and Letter Agreements by and between the Manager and each Provident Entity, each dated as of March 26, 2012 shall have been terminated and any Termination Fee (as defined in the Letter Agreement) that would otherwise be payable under such agreements shall have been waived.

(c)           Conditions to Obligations of each Contributor.  The obligations of each Contributor to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which, except as provided, may be waived by such Contributor in whole or in part):

(i)            Representations and Warranties.  Except as would not have a REIT Material Adverse Effect, the representations and warranties of the REIT and the Operating Partnership contained in this Agreement; Two Harbors LLC and Two Harbors contained in the Formation Transaction Documentation to which they are a party; the Manager contained in the Management Agreement; and the Operating Subsidiary contained in the Property Management and Acquisition Services Agreement shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date) and the Contributors shall have received a certificate to that effect dated the Closing Date and signed on behalf of the REIT and the Operating Partnership by an authorized Person.

(ii)           Performance by the REIT and the Operating Partnership.  Except as would not have a REIT Material Adverse Effect, each of the REIT and the Operating Partnership shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date and the Contributors shall have received a certificate to that effect dated the Closing Date and signed on behalf of the REIT and the Operating Partnership by an authorized Person.

(iii)          Registration Rights Agreements.  The REIT shall have entered into the registration rights agreements, substantially in the form attached as Exhibits F-1 and F-2 hereto.  This condition may not be waived by any party hereto.

Section 2.02.                                         TIME AND PLACE.  Unless this Agreement shall have been terminated pursuant to Section 2.06 hereof, and subject to satisfaction or waiver of the conditions in Section 2.01 hereof, the closing of the contributions contemplated by Section 1.01 and the other transactions contemplated hereby shall occur substantially concurrently with the receipt by the REIT of the proceeds from the IPO from the underwriters (the “Closing” or the “Closing Date”).  The Closing shall take place at the offices of Orrick, Herrington & Sutcliffe LLP or such other place as determined by the REIT in its sole discretion.  The Closing hereunder and the closing of the IPO shall be deemed concurrent for all purposes.

Section 2.03.                                         DELIVERY OF CONTRIBUTION CONSIDERATION.  As soon as reasonably practicable after the Closing, the Operating Partnership shall deliver to each Contributor the Contribution Consideration payable to such Contributor in the amounts and form provided in Section 1.02(b) hereof.  The issuance of OP Units pursuant to Section 1.02(b)(ii) and the admission of the recipients thereof as limited partners of the Operating Partnership shall be evidenced by an amendment to the Operating Partnership Agreement, and the Operating Partnership shall deliver, or cause to be delivered, an executed copy of such amendment to each Contributor.  Any certificate representing REIT Shares issuable as Contribution Consideration shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE CORPORATION AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

In addition, each such certificate representing REIT Shares so issuable shall bear a legend reflecting certain transfer and other restrictions for the purpose of maintaining the REIT’s status as a real estate investment trust under the Code, in accordance with applicable Law.

Section 2.04.                                         CLOSING DELIVERIES.  At the Closing, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, any other documents reasonably requested by the Operating Partnership or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Contributed Interests, free and clear of all Liens and to effectuate the transactions contemplated hereby.

Section 2.05.                                         CLOSING COSTS.  The transaction costs and expenses of the REIT, the Operating Partnership and the Participating Entities in connection with the Formation Transactions and the IPO, which include, but are not limited to, the underwriting discounts and commissions, shall be paid in accordance with the terms of the Side Letter.  In no event shall any of the Contributors have any responsibility for such costs and expenses.

Section 2.06.                                         TERM OF THE AGREEMENT.  This Agreement shall terminate (a) upon election of any owner of an interest in a Contribution Entity if the Formation Transactions have not closed within 180 days of the Initial Valuation that is reflected in the Registration Statement or (b) automatically if the Registration Statement shall have been withdrawn (such date is hereinafter referred to as the “Outside Date”).

Section 2.07.                                         EFFECT OF TERMINATION.  In the event of termination of this Agreement for any reason, all obligations on the part of the REIT, the Operating Partnership and each Contributor under this Agreement shall terminate, except that the obligations set forth in Article VI shall survive, it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to the non-breaching party’s obligations under this Agreement are not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transaction Documentation, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

Section 2.08.                                         TAX WITHHOLDING.  The REIT and the Operating Partnership as applicable, shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of a Contributed Interest such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Contributed Interest in respect of which such deduction and withholding was made. To the extent the amount required to be withheld exceeds the amount of cash receivable by the holder, the excess withheld amount shall be treated as a loan from the payor to the holder, which shall be due immediately from the holder and shall bear interest at the rate of fifteen percent (15%) per annum (or, if less, the maximum rate allowable under applicable Law).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE REIT AND

THE OPERATING PARTNERSHIP

Each of the REIT and the Operating Partnership hereby represents and warrants to each Contributor, severally as to itself, as follows:

Section 3.01.                                         ORGANIZATION; AUTHORITY.

(a)           The REIT is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland.  The REIT has all requisite power and authority to enter into this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a REIT Material Adverse Effect.

(b)           The Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and, upon the effectiveness of the Operating Partnership Agreement, will have all requisite power and authority to enter into this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property and to carry on its business as presently conducted and to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.

(c)           Schedule 3.01(c) sets forth as of the date hereof, each Subsidiary of the Operating Partnership (each an “Operating Partnership Subsidiary”), all of which are, directly or indirectly, wholly owned by the Operating Partnership.  Each Operating Partnership Subsidiary has been duly organized or formed and is validly existing and is in good standing under the Laws of its jurisdiction of organization or formation, as applicable, has all requisite power and authority to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.

Section 3.02.                                         DUE AUTHORIZATION.  The execution, delivery and performance of this Agreement and the other Formation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of the REIT the Operating Partnership pursuant to this Agreement or the other Formation Transaction Documentation) by the REIT and the Operating Partnership have been duly and validly authorized by all necessary actions required of each of the REIT and the Operating Partnership, respectively.  This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of each of the REIT and the Operating Partnership pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of the REIT and the Operating Partnership, enforceable against each of the REIT and the Operating Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.03.                                         CONSENTS AND APPROVALS.  Except in connection with the IPO and the consummation of the other Formation Transactions, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the REIT or the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for (a) those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have an a REIT Material Adverse Effect or (b) those consents of the Pre-Formation Participants under the organizational documents of the applicable Provident Entity, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.

Section 3.04.                                         NO VIOLATION.  None of the execution, delivery or performance of this Agreement, the other Formation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the organizational documents of the REIT or the Operating Partnership, (b) any material agreement, document or instrument to which the REIT or the Operating Partnership or any of their respective assets are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the REIT or the Operating Partnership.

Section 3.05.                                         VALIDITY OF REIT SHARES AND OP UNITS.  The REIT Shares to be issued pursuant to this Agreement will have been duly authorized by the REIT and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable and free and clear of all Liens created by the REIT (other than Liens created by the charter of the REIT).  The OP Units to be issued pursuant to this Agreement will have been duly authorized and, when issued against the consideration therefor, will be validly issued by the Operating Partnership, free and clear of all Liens created by the Operating Partnership (other than any Liens created by the Operating Partnership Agreement).

Section 3.06.                                         LITIGATION.  Except for actions, suits or proceedings covered by policies of insurance, there is no action, suit or proceeding pending or, to the knowledge of the REIT or the Operating Partnership, threatened against the REIT, the Operating Partnership or any Operating Partnership Subsidiary.

Section 3.07.                                         ORGANIZATIONAL DOCUMENTS.  Attached as Exhibit G hereto is a true and correct copy of the charter and bylaws of the REIT in substantially final form.  Attached as Exhibit B hereto is a true and correct copy of the Operating Partnership Agreement in substantially final form.

Section 3.08.                                         COMPLIANCE WITH LAWS.  Each of the REIT and the Operating Partnership has conducted its respective business in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.  Neither the REIT nor the Operating Partnership nor, to the knowledge of the REIT, any third party has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a REIT Material Adverse Effect.

Section 3.09.                                         LIMITED ACTIVITIES.  Except for activities in connection with the IPO or the Formation Transactions or in the ordinary course of business, none of the REIT, the Operating Partnership or the Operating Partnership Subsidiaries have engaged in any material business or incurred any material obligations.

Section 3.10.                                         NO OTHER REPRESENTATIONS OR WARRANTIES.  Other than the representations and warranties expressly set forth in this Article III and any other agreement entered into in connection with the Formation Transactions, the REIT and the Operating Partnership shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.  All representations, warranties and covenants of the REIT and the Operating Partnership contained in this Agreement (other than Section 3.05) shall expire at Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS; HOLDBACK

Except as disclosed in the schedules attached hereto, each Contributor hereby represents and warrants to the REIT and the Operating Partnership that the following statements are true and correct as of the date hereof and shall be true and correct as of the Closing Date:

Section 4.01.                                         ORGANIZATION; AUTHORITY.  If such Contributor is a natural person, such Contributor has the legal capacity and authority to execute, deliver and perform its obligations under this Agreement, and no Person has any community property rights, by virtue of marriage or otherwise, with respect to the Contributed Interest.  If such Contributor is a Person other than a natural person, such Contributor is duly formed, validly existing and (to the extent such concept is applicable to such Person) and in good standing under the Laws of its jurisdiction of formation, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and the other Formation Transaction Documentation to which it is a party (including any agreement, document and instrument executed and delivered by or on behalf of such Contributor pursuant to this Agreement or the other Formation Transaction Documentation) and to carry out the transactions contemplated hereby and thereby.

Section 4.02.                                         DUE AUTHORIZATION.  If such Contributor is a Person other than a natural person, the execution, delivery and performance of this Agreement (including any agreement, document and instrument executed and delivered pursuant to this Agreement) by such Contributor have been duly and validly authorized by all necessary actions required of such Contributor.  This Agreement and each agreement, document and instrument executed and delivered by or on behalf of such Contributor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Contributor, each enforceable against such Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.03.                                         OWNERSHIP OF CONTRIBUTED INTERESTS.  Such Contributor is the sole record owner of all of its Contributed Interests and has the power and authority to transfer, sell, assign and convey to the Operating Partnership its Contributed Interests free and clear of any Liens and, upon delivery of the consideration for such Contributed Interests as provided herein, the Operating Partnership will acquire good and valid title thereto, free and clear of any Liens (other than those Liens created by the Member Control Agreement governing such Contributed Interest).  Except as provided for or contemplated by this Agreement or the other applicable Formation Transaction Documentation and except as provided in the Member Control Agreement and waived and relinquished by the Contributor pursuant to Section 5.04 of this Agreement, there are no rights to purchase, veto rights with respect to transfers, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (a) relating to its Contributed Interests or (b) to purchase, transfer or to otherwise acquire, or to in any way encumber, any of the interests which comprise its Contributed Interests or any securities or obligations of any kind convertible into any of the interests which comprise its Contributed Interests.  Such Contributor has no equity interest, either direct or indirect, in the Properties, except for such Contributor’s Contributed Interests.

Section 4.04.                                         CONSENTS AND APPROVALS.  Except in connection with the IPO and the consummation of the other Formation Transactions, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by such Contributor in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 4.05.                                         NO VIOLATION.  None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the organizational documents of such Contributor, if such Contributor is a person other than a natural Person, (b) any agreement, document or instrument to which such Contributor is a party or by which such Contributor or its Contributed Interests are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on such Contributor (or its assets or properties).

Section 4.06.                                         NON-FOREIGN PERSON.  Unless otherwise indicated on the Contributor’s Election Form, such Contributor is a United States person (as defined in the Code).

Section 4.07.                                         LITIGATION.  To such Contributor’s knowledge, there is no action, suit or proceeding pending or threatened against such Contributor affecting all or any portion of its Contributed Interests or such Contributor’s ability to consummate the transactions contemplated hereby which, if adversely determined, would adversely affect such Contributor’s ability to so consummate the transactions contemplated hereby.  Such Contributor knows of no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting all or any portion of such Contributor’s Contributed Interests, which in any such case would impair such Contributor’s ability to enter into and perform all of its obligations under this Agreement.

Section 4.08.                                         INSOLVENCY.  No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to such Contributor’s knowledge, threatened against such Contributor, nor are any such proceedings contemplated by such Contributor.

Section 4.09.                                         INVESTMENT.  Such Contributor acknowledges that the offering and issuance of the REIT Shares and/or OP Units to be acquired by such Contributor pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the REIT’s and Operating Partnership’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of such Contributor contained herein and in such Contributor’s Election Form.  In furtherance thereof, such Contributor represents and warrants to the REIT and the Operating Partnership as follows:

(a)           Unless otherwise indicated on such Contributor’s Election Form, such Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

(b)           Such Contributor is acquiring the REIT Shares and/or OP Units solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof in violation of the securities Laws.

(c)           Such Contributor is knowledgeable, sophisticated and experienced in business and financial matters; such Contributor has previously invested in securities similar to the REIT Shares and/or OP Units and fully understands the limitations on transfer imposed by the federal securities Laws.  Such Contributor is able to bear the economic risk of holding the REIT Shares and/or OP Units for an indefinite period and is able to afford the complete loss of its investment in the REIT Shares and/or OP Units; such Contributor has received and reviewed all information and documents about or pertaining to the REIT and the Operating Partnership and the business and prospects of the REIT and the Operating Partnership and the issuance of the REIT Shares and/or OP Units as such Contributor deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the REIT, the Operating Partnership and the business and prospects of the REIT and the Operating Partnership which such Contributor deems necessary or desirable to evaluate the merits and risks related to its investment in the REIT Shares and/or OP Units; and such Contributor understands and has taken cognizance of all risk factors related to the purchase of the REIT Shares and/or OP Units.  Such Contributor is relying upon its own independent analysis and assessment (including with respect to taxes), and the advice of such Contributor’s advisors (including tax advisors), and not upon that of the Operating Partnership or any of the Operating Partnership’s Affiliates, for purposes of evaluating, entering into, and consummating the transactions contemplated hereby.

(d)           Such Contributor acknowledges that (i) the OP Units are not redeemable or exchangeable for cash or REIT Shares for a minimum of 12 months after the date of issuance, and (ii) the REIT Shares and/or OP Units have not been registered under the Securities Act and, therefore, unless registered under the Securities Act or an exemption from registration is available, must be held (and the Contributor must continue to bear the economic risk of the investment in the REIT Shares and/or OP Units) indefinitely and may not be transferred or sold.

Section 4.10.                                         NO OTHER REPRESENTATIONS OR WARRANTIES.  Other than the representations and warranties expressly set forth in this Article IV and any other agreement entered into by such Contributor in connection with the Formation Transactions, such Contributor shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 4.11.                                         NO SIDE LETTERS.  Except as set forth in Schedule 4.11, there are no side letters or other writings between the Contributor and the Contributed Entity or between the Contributor and Provident which have the effect of establishing rights under, or altering or supplementing, the terms of the Member Control Agreement.

Section 4.12.                                         SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV (other than Section 4.01, Section 4.02, Section 4.03, Section 4.06, Section 4.07, Section 4.08 and Section 4.09) shall not survive the Closing.

Section 4.13.                                         HOLDBACK FOR REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT.  From and after the Closing, the Contributor agrees to indemnify and hold harmless the REIT and the Operating Partnership and their respective officers, directors, affiliates, employees, agents and representatives (each an “Indemnified Party” and collectively, the “Indemnified Parties”), against any Claim (as defined in the Representation, Warranty and Indemnity Agreement) under the Representation, Warranty and Indemnity Agreement made pursuant to a Claim Notice (as defined therein) delivered before the first anniversary of the Closing Date to the extent relating to the Contributed Entity or its properties or assets.  The amount of Losses recoverable by the Indemnified Parties under this Section 4.13 shall be the Final Working Capital Amount (it being understood that nothing in this Section 4.13 or elsewhere in this Agreement shall affect the Indemnified Parties’ rights to recover for any breach of the representations, warranties and covenants contained in this Agreement).  Any Losses arising under this Section 4.13 shall be satisfied first from the Final Working Capital Amount and then pursuant to Article III of the Representation, Warranty and Indemnity Agreement.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01.                                         COVENANTS OF THE CONTRIBUTORS.  From the date hereof through the Closing, except as otherwise provided for or as contemplated by this Agreement or the other applicable Formation Transaction Documentation, each Contributor shall not without the prior written consent of the REIT, which consent may be withheld by the REIT in its sole discretion:

(a)           Sell, transfer or otherwise dispose, or agree to sell, transfer or otherwise dispose of, all or any portion of the Contributed Interests, or cause the sale, transfer or disposal of all or any portion of the Contributed Interests except (i) by the laws of descent or (ii) to a member of the Contributor’s immediate family or a trust established by the Contributor; provided in the case of clause (ii) the transferee executes a copy of this Agreement in respect of the Contributed Interest;

(b)           Mortgage, pledge, hypothecate, encumber (or agree, permit or cause to become encumbered) all or any portion of the Contributed Interest;

(c)           Cause the Contributed Entity or its Subsidiaries to file an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat such Contributed Entity or any of its Subsidiaries as an association taxable as a corporation for United States federal income tax purposes; make or change any other Tax elections; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrender any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

(d)           Authorize or consent to, permit or cause the Contributed Entity to take, any of the actions prohibited by the Formation Transaction Documentation.

Section 5.02.                                         COMMERCIALLY REASONABLE EFFORTS BY THE OPERATING PARTNERSHIP AND THE CONTRIBUTORS.  Each of the REIT and the Operating Partnership, on the one hand, and each Contributor, on the other hand, shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

Section 5.03.                                         TAX MATTERS.

(a)           The Operating Partnership as of the date hereof is a disregarded entity for federal income tax purposes.  The parties intend that the transfer of the Contributed Interests pursuant to this Agreement will occur simultaneously with the contributions (including the contribution of the IPO proceeds by the REIT to the Operating Partnership) and mergers described in the recitals as part of a single plan.  The parties further intend that, solely for federal income tax purposes, (i) the transfer of Contributed Interests to the Operating Partnership in exchange for cash and/or REIT Shares will be treated as a sale of such Contributed Interests to the REIT by the Contributor and a purchase of a proportionate share of the assets of the Contributed Entity by the REIT followed by a drop-down of such assets into the Operating Partnership governed by Section 721 of the Code and (ii) the transfer of the Contributed Interests to the Operating Partnership in exchange for OP Units will be treated as a contribution of Contributed Interests to the Operating Partnership by the Contributor in a transaction governed by Section 721 of the Code and an acquisition by the Operating Partnership of a proportionate share of the assets of the Contributed Entity.  Notwithstanding the foregoing, the parties further agree that if the transfer of the Contributed Interests to the Operating Partnership is deemed to be a “merger” of the Contributed Entity and the Operating Partnership for federal income tax purposes, (i) any transfer of Contributed Interests by a Contributor in exchange for cash and/or REIT Shares shall be treated as a sale of such Contributed Interests by the Contributor and a purchase of such Contributed Interests by the Operating Partnership for the cash and/or REIT Shares so paid under the terms of this Agreement in accordance with Treasury Regulations Section 1.708-1(c)(4), and (ii) each such Contributor who accepts cash and/or REIT Shares hereby explicitly agrees and consents to such treatment.

(b)           The Operating Partnership shall prepare or cause to be prepared and file or cause to be filed all income Tax returns of the Contributed Entity and any Subsidiary thereof which are due after the Closing Date.  All such income Tax returns (including, for the avoidance of doubt, any amended Tax returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. With respect to income Tax returns of the Contributed Entity which are due after the Closing Date, but which include a period prior to the Closing Date, the Operating Partnership shall deliver such income Tax returns to Provident no later than ten (10) days prior to the due date (including extensions) for filing such income Tax returns for its review and approval, which approval shall not be unreasonably withheld.

(c)           The Operating Partnership shall prepare or cause to be prepared all other Tax returns of the Contributed Entity and any Subsidiary of such Contributed Entity which are due after the Closing Date.

(d)           The REIT, the Operating Partnership and each Contributor shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns related to the transactions pursuant to this Agreement and any audit, litigation or administrative, judicial or other inquiry or proceeding with respect to Taxes related to the transactions pursuant to this Agreement.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The REIT, the Operating Partnership and each Contributor further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(e)           Prior to Closing, each Contributor shall deliver to the Operating Partnership a properly executed certificate prepared in accordance with Treasury regulations Section 1.1445-2(b) certifying such Contributor’s non-foreign status and, if requested by the Operating Partnership, any similar withholding certificates or other forms under applicable state, local or foreign Tax laws.

(f)            Neither the REIT nor the Operating Partnership makes any representations or warranties to the Contributors or to the Contributed Entity regarding the Tax treatment of the contributions pursuant to this Agreement or of the other Formation Transactions, or with respect to any other Tax consequences to any Contributor or the Contributed Entity of this Agreement or the other Formation Transactions.  Each Contributor acknowledges that the Contributed Entity and each Contributor are relying solely on their own Tax advisors in connection with this Agreement and the other Formation Transactions.

Section 5.04.                                         CONSENT AND WAIVER OF RIGHTS UNDER MEMBER CONTROL AGREEMENT.  As of the Closing, each Contributor waives and relinquishes (a) all rights and benefits otherwise afforded to the Contributor under the Member Control Agreement of the Contributed Entity including, without limitation, any rights of first offer or first refusal, buy/sell agreements, put, option, or similar parallel exit or dissenters’ rights in connection with the Formation Transactions and the IPO, any rights to receive an agreed value, cash or in-kind distributions in respect of its Contributed Interest, and any right to consent to or approve of the sale or contribution or other transaction undertaken by the other members of the Contributed Entity of their Contributed Interests to the Operating Partnership, the Operating Partnership, the REIT or any direct or indirect Subsidiary thereof and any right to consent to the transfer of the managing member’s interest in the Contributed Entity and any and all notice provisions related thereto, (b) all obligations of the other Contributors to such Contributor and the Contributed Entity under the Member Control Agreement including, without limitation, the obligations of reimbursement of expenses and the provision of opinions of counsel and other documentation in connection with the Formation Transactions and the IPO and (c) to the extent permissible under applicable Laws, any statutory rights with respect to the Contributed Interests or the Contributed Entity, including dissenters’ rights.  In the case of a Contributor that is also a managing member of the Contributed Entity, the waiver provided in the preceding sentence shall extend to all rights and benefits accorded the managing member in its capacity as such.  As of the Closing, the Contributed Entity waives and relinquishes all rights and benefits otherwise afforded to the Contributed Entity under the Member Control Agreement of the Contributed Entity including, without limitation, rights of first offer or first refusal, buy/sell agreements, put, option or similar exit rights, in connection with the Formation Transactions and the IPO, the obligations of the members of reimbursements of expenses and provision of opinions of counsel and other documentation in connection with the Formation Transactions and the IPO and any right to consent to or approve of the sale or contribution or other transaction undertaken by the members of the Contributed Entity of their Contributed Interests to the Operating Partnership, the REIT or any direct or indirect Subsidiary thereof and any and all notice provisions related thereto.  Each Contributor and the Contributed Entity acknowledge that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, the Member Control Agreement of the Contributed Entity or other agreements among one or more holders of such Contributed Interests or one or more members of the Contributed Entity.  With respect to the Contributed Entity and each property in which a Contributed Interest of the Contributor represents a direct or indirect interest, such Contributor expressly gives all consents (and any consents necessary to authorize the proper parties in interest to give all consents) and waivers it is entitled to give that are necessary or desirable to facilitate the contribution or other Formation Transactions relating to the Contributed Entity or property.  In addition, if the transactions contemplated hereby occur, this Agreement shall be deemed to be an amendment to the Member Control Agreement of the Contributed Entity to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like.  In the event the transactions contemplated by this Agreement do not occur, nothing in this Agreement shall be deemed to be or construed as an amendment or modification of, or commitment of any kind to amend or modify, the Member Control Agreement of the Contributed Entity, which shall remain in full force and effect without modification.

Section 5.05.                                         ADDITIONAL CONSIDERATION.  As specified on Schedule 5.05, the Operating Partnership shall distribute or cause to be distributed or paid out to the Contributors in cash (a) following the Closing and after such amounts are reasonably determinable, the Additional Purchase Price as additional consideration for such holders’ Contributed Interests and (b) on the first anniversary of the Closing, subject to Section 4.13, any Final Working Capital Amount payable to the Contributors, such that each Contributor receives its Allocated Share of the Additional Consideration.

Section 5.06.                                         ALTERNATE TRANSACTION.  In the event that the REIT determines that a structure change is necessary, advisable or desirable, the REIT may elect, in its sole and absolute discretion, to effect the Alternate Transaction, without the need for the REIT to seek any further consent or action from any Contributor, and each Contributor shall, and it shall cause its stockholders, members or partners, as applicable, and Subsidiaries to, enter into such agreements as shall be necessary to consummate the Alternate Transaction; provided that the tax treatment of the Contribution Consideration to the Contributors results in equal or lower taxation.

Section 5.07.                                         PRE-CLOSING COVENANTS.  During the period from the date hereof to the Closing Date (except as otherwise provided for or contemplated by this Agreement or in connection with the Formation Transactions), Provident shall cause the Contributed Entity to use commercially reasonable efforts to conduct its business and operate and maintain the Properties in the ordinary course of business consistent with past practice, pay its obligations as they become due and payable, and use commercially reasonable efforts to preserve intact its current business organizations and preserve its relationships with customers, tenants, suppliers and others having business dealings with it, in each case consistent with past practice.  In addition, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date and except in connection with the Formation Transactions, Provident shall not permit the Contributed Entity without the prior written consent of the REIT, which consent may be withheld by the REIT in its sole discretion:

(a)           to (i) declare, set aside or pay any dividends or distributions without the written consent of the REIT, which shall not be unreasonably withheld, (ii) issue or authorize the issuance of any other securities of the Contributed Entity or (iii) purchase, redeem or otherwise acquire any securities of the Contributed Entity;

(b)           to issue, deliver, sell transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or other encumbrance of, any limited liability company or other equity interests in the Contributed Entity or any Subsidiary of the Contributed Entity or any other assets of the Contributed Entity;

(c)           to amend, modify or terminate any lease, contract or other instruments relating to the Properties, except in the ordinary course of business consistent with past practice;

(d)           to amend its Member Control Agreement;

(e)           to adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(f)            to materially alter the manner of keeping the Contributed Entity’s books, accounts or records or the accounting practices therein reflected;

(g)           to file an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat the Contributed Entity as an association taxable as a corporation for United States federal income tax purposes; make or change any other Tax elections; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(h)           to terminate or amend any existing insurance policies affecting the Properties that results in a reduction in insurance coverage for the Properties;

(i)            to knowingly cause or permit the Contributed Entity to violate, or fail to use commercially reasonable efforts to cure any violation of, any applicable Laws; or

(j)            to authorize, commit or agree to take any of the foregoing actions.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01.                                         NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

(a)           if to the REIT or the Operating Partnership to:

Silver Bay Realty Trust Corp.

601 Carlson Parkway

Suite 250

Minnetonka, Minnesota 55305

Attention:  Chief Executive Officer

(b)           If to a Contributor, to the address set forth opposite such Contributor’s name on Schedule 1 hereto.

Section 6.02.                                         DEFINITIONS.  For purposes of this Agreement, the following terms shall have the following meanings.

(a)           “Accredited Investor” has the meaning set forth under Regulation D of the Securities Act.

(b)           “Acquisition Cash Amount” means an amount of cash contributed by Two Harbors LLC to Two Harbors Property to purchase additional properties between the Initial Valuation and the Closing and to renovate such additional properties.

(c)           “Additional Purchase Price” has the meaning set forth in Schedule 5.05.

(d)           “Adjusted Acquisition Cost” means, with respect to a property, (i) the actual purchase price and commissions paid for such property by a Participating Entity plus (ii) (a) if the property was leased or available for lease as of the date of the Valuation, the actual capitalized renovation costs incurred as of such date or (b) if such property is not leased or available for lease as of the date of the Valuation, the estimated renovation cost for such property calculated in a manner agreed to by the REIT, Two Harbors and Provident.

(e)           “Adjusted Cash Date” has the meaning set forth in Section 6.02(bbb).

(f)            “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(g)           “Allocated Share of the Contributed Entity Contribution Consideration” means the dollar amount of distributions that would be allocated to a Pre-Formation Participant that is a holder of an interest in Polar Cactus II LLC in accordance with Section 2.2 of the Member Control Agreement, paragraphs 1, 2 and 3 of Exhibit B thereto and the “Financial Rights” set forth in Exhibit A thereto if the Properties were sold for a dollar amount equal to the product determined by multiplying the Contributed Entity Contribution Consideration by the IPO Price.

(h)           “Allocated Share of the Additional Consideration” means the dollar amount of distributions that would be allocated to a Pre-Formation Participant that is a holder of an interest in Polar Cactus II LLC in accordance with Section 2.2 of the Member Control Agreement, paragraphs 1, 2 and 3 of Exhibit B thereto and the “Financial Rights” set for in Exhibit A thereto in respect of the Additional Consideration, after taking into account the distributions to such Pre-Formation Participant of its Allocated Share of the Contributed Entity Contribution Consideration.

(i)            “Alternate Transaction” means (i) a contribution of all or a portion of the assets of the Contributed Entity held directly or indirectly by a Contributor to the Operating Partnership in exchange for the amount of cash and the number of OP Units and/or REIT Shares that were to be issued pursuant to this Agreement (or a portion thereof equal in value to the value of the portion of such assets contributed to the Operating Partnership), (ii) the restructuring of this transaction as either (x) a merger of the Contributed Entity with and into either the REIT or a wholly owned subsidiary of the REIT, or the Operating Partnership or a wholly owned Subsidiary of the Operating Partnership or (y) a merger of a wholly owned subsidiary of either the REIT or the Operating Partnership with and into the Contributed Entity, in each case in exchange for the amount of cash and the number of OP Units and/or REIT Shares that were to be issued pursuant to this Agreement or (iii) any other transaction pursuant to which the REIT, the Operating Partnership or any of their Subsidiaries acquire the Contributed Entity or all or a portion of the assets held directly or indirectly by a Contributor or the Contributed Entity in a transaction pursuant to which such Contributor receives the amount of cash, the number of OP Units and/or the number of REIT Shares that were to be received by such Contributor pursuant to this Agreement (or a portion thereof equal in value to the value of the portion of such assets acquired by the REIT, the Operating Partnership or any of their Subsidiaries pursuant to such Alternate Transaction).

(j)            “AVM Date” has the meaning set forth in Section 6.02(bbb).

(k)           “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Minnesota.

(l)            “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(m)          “Contributed Entity Contribution Consideration” means the maximum number of REIT Shares to be issued to Contributors in exchange for their Pre-Formation Interests in Polar Cactus II LLC (or the aggregate of such REIT Shares, OP Units and amounts paid in cash of equivalent amount, as the context requires), which maximum number shall be equal to the product determined by multiplying a number of shares to be agreed upon between Provident, Two Harbors and the REIT by a fraction the numerator of which is the Valuation of the Properties of Polar Cactus II LLC and the denominator of which is the aggregate Valuation of the properties of the Participating Entities, plus the Acquisition Cash Amount and any Subsequent Acquisition Cash Amount to the extent not applied to the properties reflected in the Valuation.

(n)           “Contribution Consideration” means, with respect to a Pre-Formation Participant in Polar Cactus II LLC,  the number of REIT Shares equal to the product determined by multiplying the Contributed Entity Contribution Consideration by a fraction the numerator of which is a Pre-Formation Participant’s Allocated Share of the Contributed Entity Contribution Consideration and the denominator of which is the product determined by multiplying the Contribution Entity Contribution Consideration by the IPO Price (or, if a Valid Election to receive OP Units or cash has been made, the amount of cash or OP Units received in lieu of REIT Shares as the Elected OP Unit Amount or the Elected Cash Amount, respectively, as the context requires).

(o)           “Elected Cash Amount” means, in the case of a Pre-Formation Participant that has made a Valid Election to receive its Contribution Consideration in the form of cash, an amount of cash equal to the product determined by multiplying the number of REIT Shares to which such Contributor would have been entitled as Contribution Consideration by the IPO Price.

(p)           “Elected OP Unit Amount” means, in the case of a Pre-Formation Participant that has made a Valid Election to receive its Contribution Consideration in the form of OP Units, a number of OP Units equal to the number of REIT Shares to which such Contributor would have been entitled as Contribution Consideration.

(q)           “Election Form” means the forms provided to each holder of Pre-Formation Interests to make such holder’s irrevocable elections with respect to consideration to be received in the Formation Transactions.

(r)            “Extended Lock-Up Agreement” means that certain Lock-Up Agreement, by and between the REIT and certain partners of Pine River Domestic Management L.P. and Irvin Kessler.

(s)            “Final Working Capital Amount” has the meaning set forth in Schedule 5.05.

(t)            “Formation Transaction Documentation” means all of the agreements and plans of merger relating to all Merger Entities and all contribution agreements of the Contribution Entities

(including this Agreement) and Two Harbors LLC and related documents and agreements substantially in the forms accompanying the Solicitation of Consent and Contribution of Interests to Silver Bay Operating Partnership L.P. dated November 13, 2012 and identified in Exhibit H hereto, pursuant to which all of the Participating Entities and/or the equity interests in the Participating Entities held by the Pre-Formation Participants are to be acquired by the REIT or the Operating Partnership, directly or indirectly, as part of the Formation Transactions.

(u)           “Formation Transactions” means the transactions contemplated by this Agreement and the other Formation Transaction Documentation.

(v)           “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(w)          “Initial Valuation” means the first Valuation conducted, the results of which are included in the Registration Statement.

(x)           “Investor Lock-Up Agreement” means that certain Lock-Up Agreement, by and between the underwriters and each Pre-Formation Participant receiving REIT Shares.

(y)           “IPO Price” means the initial public offering price of a REIT Share in the IPO.

(z)           “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

(aa)         “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(bb)         “Management Agreement” means that certain management agreement among the REIT, the Operating Partnership and PRCM Real Estate Advisers LLC to be dated as of the Closing Date.

(cc)         “Management Lock-Up Agreement” means that certain Lock-Up Agreement, by and between the underwriters and each executive officer and director of the REIT and/or the Operating Partnership.

(dd)         “Manager” means PRCM Real Estate Advisers LLC, a Delaware limited liability company.

(ee)         “Maximum Cash Amount” means an amount of cash determined by multiplying the (i) IPO Price by (ii) the Provident Consideration by (iii) 10%.

(ff)          “Maximum Cash Amount Available for Proration” means the Maximum Cash Amount less amounts payable in the Formation Transactions to Pre-Formation Participants in the Provident Entities that are not Accredited Investors interests and the amount of cash merger consideration that would be otherwise potentially payable to Persons that have exercised dissenters’ rights in connection with a Merger.

(gg)         “Member Control Agreement” means the Member Control Agreement of Polar Cactus II LLC dated as of January 4, 2010.

(hh)         “Operating Partnership Agreement” means the agreement of limited partnership of the Operating Partnership, as amended and restated and in effect immediately prior to the Closing.

(ii)           “Operating Subsidiary” means Silver Bay Property Corp., a Delaware corporation.

(jj)           “Participating Entity” means a Contribution Entity, a Merger Entity or Two Harbors Property, as applicable.  As used herein, “Participating Entities” refer to each Participating Entity, collectively.

(kk)         “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(ll)           “Pre-Formation Interests” means the interests held by the Pre-Formation Participants in the Participating Entities.

(mm)      “Pre-Formation Participants” means the holders of the equity interests in the relevant Participating Entities immediately prior to the Formation Transactions.

(nn)         “Pro-Rata Share” means an amount of cash equal to the product determined by multiplying the Maximum Cash Available for Proration by a fraction the numerator of which is the Elected Cash Amount of the Pre-Formation Participant in the Contributed Entity and the denominator of which is the elected cash amounts of all Pre-Formation Participants in the Provident Entities.

(oo)         “Properties” means the homes or other property owned by the Provident Entities or any of their Subsidiaries.

(pp)         “Property Management and Acquisition Services Agreement” means that certain property management and acquisition services agreement between the Operating Partnership and the Operating Subsidiary to be dated as of the Closing Date.

(qq)         “Provident Consideration” means the maximum number of REIT Shares to be issued to the members of the Provident Entities in exchange for their interest in the Provident Entities.

(rr)           “Provident Entities” means, collectively, the Contribution Entities and the Merger Entities.

(ss)          “REIT Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the REIT and its Subsidiaries, taken as a whole.

(tt)           “Representation, Warranty and Indemnity Agreement” means the Representation, Warranty and Indemnity Agreement, dated as of the date hereof, by and among the REIT, the Operating Partnership and Provident, in substantially the form attached as Exhibit J.

(uu)         “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(vv)         “Side Letter” means that certain letter agreement to be entered into by and among the REIT, the Manager, the Operating Subsidiary, Two Harbors, Two Harbors Property and Provident.

(ww)       “Subsequent Acquisition Cash Amount” means, if a Subsequent Valuation shall be required, any additional amount funded by Two Harbors LLC to purchase additional properties between such Subsequent Valuation and the Closing.

(xx)         “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) fifty percent (50%) or more of the voting power of the voting capital stock or other equity interests, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

(yy)         “Tax” means all federal, state, local and foreign income, gross receipts, license, property, withholding, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

(zz)         “Two Harbors Consideration” means the maximum number of REIT Shares to be issued to Two Harbors LLC in exchange for its interest in Two Harbors Property.

(aaa)      “Valid Election” means, with respect to any Contributor in respect of its Contributed Interest, an irrevocable election to receive its Contribution Consideration in the form of cash or OP Units as indicated on the properly completed and timely received Election Form of the Contributor or an Election Form as to which any deficiencies have been waived by the REIT. In no event shall a Contributor be entitled to receive Contribution Consideration in excess of the number of REIT Shares to which it is entitled as Contribution Consideration, with each OP Unit being treated as a REIT Share and the amount of cash being treated as a number of REIT Shares equal to such amount of such cash divided by the IPO Price.

(bbb)      “Valuation” means (i) the dollar amount determined by the most recent application of the Automated Valuation Model described on Exhibit I hereto on all properties owned by a Participating Entity that were acquired on or before August 31, 2012 (the “AVM Date”) plus (ii) the Adjusted Acquisition Cost of all properties owned by a Participating Entity that were acquired on or after September 1, 2012 (the “Adjusted Cash Date”).

Section 6.03.                                         COUNTERPARTS.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 6.04.                                         ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES.  This Agreement, the other Formation Transaction Documentation and the Election Forms to which the parties hereto are a party, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and, except as set forth in Section 2.05, supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement.  This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.  This Agreement may be amended, supplemented or modified, and any provision hereof may be waived only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought.

Section 6.05.                                         GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 6.06.                                         ASSIGNMENT.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign their respective rights and obligations hereunder to an Affiliate.

Section 6.07.                                         JURISDICTION.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of Hennepin, Minnesota, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

Section 6.08.                                         DISPUTE RESOLUTION.  The parties intend that this Section 6.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a)           Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute.  All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose.  The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation.  Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 6.08(c) below without regard to any such ten (10) Business Day negotiation period.

(b)           Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 6.08(a) above shall be submitted to final and binding arbitration in Hennepin County, Minnesota, before one neutral and impartial arbitrator, in accordance with the Laws of the State of Delaware for agreements made in and to be performed in that State.  The arbitration shall be administered by JAMS, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures.  One arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof.  The arbitrator shall designate the place and time of the hearing.  The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible.  The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing.  The arbitration award shall be final and binding on the parties and not subject to collateral attack.

Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c)           Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof.  Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d)           The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator.  The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 6.09.                                         SEVERABILITY.  Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 6.10.                                         RULES OF CONSTRUCTION.

(a)           The parties hereto agree that they had the opportunity to be represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b)           The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

Section 6.11.                                         EQUITABLE REMEDIES.  The parties agree that irreparable damage would occur to the REIT and the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the REIT and the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Contributor and to enforce specifically the terms and provisions hereof in any federal or state court located in Hennepin County, Minnesota, this being in addition to any other remedy to which the REIT and the Operating Partnership is entitled under this Agreement or otherwise at law or in equity.

Section 6.12.                                         TIME OF THE ESSENCE.  Time is of the essence with respect to all obligations under this Agreement.

Section 6.13.                                         DESCRIPTIVE HEADINGS.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.14.                                         NO PERSONAL LIABILITY CONFERRED.  This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the Operating Partnership or any of the Contributors.

Section 6.15.                                         CONSENT OF MANAGER.  In accordance with the terms of the Member Control Agreement of the Contributed Entity, the undersigned, in its capacity as a manager or member of the Contributed Entity consents to the applicable transfers contemplated in Section 1.01 hereof and the admission of the Operating Partnership as a substituted member in the Contributed Entity and waives any rights which the undersigned has with respect of the transfer of any of the Contributed Interests to the Operating Partnership.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

SILVER BAY REALTY TRUST CORP.,
a Maryland Corporation

By:		/s/ David N. Miller
Name: David N. Miller
Title: Chief Executive Officer

SILVER BAY OPERATING PARTNERSHIP L.P., a Delaware limited partnership

By:		SILVER BAY MANAGEMENT LLC,
a Delaware limited liability company,
Its General Partner

By:		SILVER BAY REALTY TRUST CORP.,
a Maryland Corporation,
Its Managing Member

	By:	/s/ David N. Miller
Name: David N. Miller
Title: Chief Executive Officer

[Signature Page to Polar Cactus II Contribution Agreement]

POLAR CACTUS II LLC
a Minnesota limited liability company

By:	PROVIDENT REAL ESTATE ADVISORS LLC, a Minnesota limited liability company, Its Managing Member

	By:	/s/ Irvin R. Kessler
Name: Irvin R. Kessler
Title: Managing Member

PROVIDENT REAL ESTATE ADVISORS LLC,
a Minnesota limited liability company

By:	/s/ Irvin R. Kessler
Name: Irvin R. Kessler
Title: Managing Member

[Signature Page to Polar Cactus Contribution Agreement]

CONTRIBUTORS
PROVIDENT REAL ESTATE ADVISORS LLC

By:	/s/ Irvin R. Kessler
Name: Irvin R. Kessler
Title: Managing Member

[Signature Page to Polar Cactus II Contribution Agreement]